Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-1006 of Educational Development Corporation on Form S-8 of our report dated April 26, 2006, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2006.
/s/ Tullius Taylor Sartain & Sartain LLP
Tulsa, Oklahoma
May 24, 2006